Exhibit 99.1

News Release
www.dcppartners.com

	Investor Relations Contact:	Andrea Attel
November 4, 2015	Phone:	303-605-1741
	Cell:	720-235-6433

DCP MIDSTREAM PARTNERS REPORTS THIRD QUARTER 2015 RESULTS

•	Reported Adjusted EBITDA of $167 million, up 12 percent from the third quarter of 2014

•	Generated Distributable Cash Flow of $146 million, resulting in a distribution coverage ratio of 1.21 times in the third quarter of 2015

•	Declared quarterly distribution of $0.78 per unit, or $3.12 per unit annualized
DENVER, November 4, 2015 (GLOBE NEWSWIRE) - DCP Midstream Partners, LP (NYSE: DPM), or the Partnership, today reported financial results for the three and nine months ended September 30, 2015.
THIRD QUARTER 2015 SUMMARY RESULTS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014(2)
	(Unaudited)
	(Millions, except per unit amounts)

Net income attributable to partners	$71	$116	$138	$224
Net income per limited partner unit - basic and diluted	$0.35	$0.77	$0.39	$1.29
Adjusted EBITDA(1)	$167	$149	$479	$397
Adjusted net income attributable to partners(1)	$112	$100	$326	$251
Adjusted net income per limited partner unit(1) - basic and diluted	$0.71	$0.63	$2.03	$1.55
Distributable cash flow(1)	$146	$144	$427	$359

(1)
Denotes a financial measure not presented in accordance with U.S. generally accepted accounting principles, or GAAP. Each such non-GAAP financial measure is defined below under “Non-GAAP Financial Information”, and each is reconciled to its most directly comparable GAAP financial measures under “Reconciliation of Non-GAAP Financial Measures” below.

(2)
Includes the Lucerne 1 plant, which we acquired in March 2014, retrospectively adjusted. Transfers of net assets between entities under common control are accounted for as if the transactions had occurred at the beginning of the period.

HIGHLIGHTS

•	Reported adjusted EBITDA of $167 million in the third quarter of 2015, up 12 percent from $149 million in the third quarter of 2014.

•
Generated distributable cash flow of $146 million in the third quarter of 2015, up from $144 million in the third quarter of 2014, resulting in a distribution coverage ratio of 1.21 times in the third quarter of 2015. Excluding a one-time distribution and proceeds from asset sales totaling $12 million in the third quarter of 2014, distributable cash flow grew by approximately 11 percent.

•
On October 30, 2015, DCP Midstream, LLC, the owner of the Partnership's General Partner, closed on an agreement with Phillips 66 and Spectra Energy under which Phillips 66 contributed $1.5 billion in cash and Spectra Energy contributed all of its interests in the Sand Hills and Southern Hills NGL pipelines to DCP Midstream, LLC, respectively, as capital contributions.

•	The Partnership remains on track to achieve its 2015 adjusted EBITDA and distributable cash flow targets.
"The transaction DCP Midstream just closed with Phillips 66 and Spectra Energy demonstrates strong owner support, solidifies the DCP enterprise's industry leading position for 2016 and beyond, and reinforces the strength of the Partnership and its General Partner," said Wouter van Kempen, Chairman and CEO of the Partnership, and Chairman, CEO and President of DCP Midstream, the owner of the Partnership's general partner. "The Partnership continues to deliver strong results which benefited from the start-up and ramp-up of new fee-based organic projects and the overall diversity of our asset portfolio. We will remain focused on executing our DCP 2020 strategy of proactively managing risk, running reliably and controlling costs.”
DISTRIBUTION AND DISTRIBUTABLE CASH FLOW
On October 27, 2015, the Partnership announced a quarterly distribution of $0.78 per limited partner unit. This distribution remains unchanged from the previous quarter and reflects the current industry environment and the Partnership's approach to sustainable ongoing distributions. This represents an increase of 1.3 percent over the distribution declared in the third quarter of 2014.
The Partnership's distributable cash flow of $146 million for the three months ended September 30, 2015, provided a 1.21 times distribution coverage ratio adjusted for the timing of actual distributions paid during the quarter. The distribution coverage ratio adjusted for the timing of actual distributions paid during the last four quarters was approximately 1.13 times.

THIRD QUARTER 2015 OPERATING RESULTS BY BUSINESS SEGMENT
Natural Gas Services
Adjusted segment EBITDA increased to $134 million for the three months ended September 30, 2015, from $127 million for the three months ended September 30, 2014, reflecting growth at the Lucerne 2 plant in the DJ Basin system and the Keathley Canyon project at Discovery, commodity hedges which reduce the effects of lower commodity prices, higher valued product mix, and higher Eagle Ford shale volumes, partially offset by a combination of lower South Central Texas legacy volumes, higher operating expenses from the completion of the Lucerne 2 plant and timing of expenditures.

NGL Logistics
Adjusted segment EBITDA increased to $48 million for the three months ended September 30, 2015, from $38 million for the three months ended September 30, 2014, reflecting the expansion and ramp-up of Sand Hills and the ramp-up of Front Range.
Wholesale Propane Logistics
Adjusted segment EBITDA increased to $6 million for the three months ended September 30, 2015, from $1 million for the three months ended September 30, 2014, reflecting the conversion of the Partnership's Chesapeake propane terminal to a butane export facility.
Corporate and Other
Interest expense for the three months ended September 30, 2015 increased primarily due to higher average outstanding debt balances associated with the growth in the Partnership's operations. General and administrative expenses for the three months ended September 30, 2015 increased as a result of an increase in the annual fee under the Partnership's services agreement.
During the three months ended September 30, 2015 the Partnership recorded a noncash goodwill impairment of $33 million related to its Collbran reporting unit.
CAPITALIZATION, LIQUIDITY AND FINANCING
At September 30, 2015, the Partnership had $2,179 million of long-term debt outstanding composed of senior notes and $116 million of borrowings outstanding under its $1,250 million revolving credit facility. Total available revolver capacity was $1,133 million, all of which was available for working capital and other general partnership purposes. The Partnership's leverage ratio pursuant to its credit facility for the quarter ended September 30, 2015, was approximately 3.2 times. The effective interest rate on the Partnership's overall debt position, as of September 30, 2015, was 3.7 percent. During the third quarter 2015, the Partnership did not issue any equity.
CAPITAL EXPENDITURES AND INVESTMENTS
The Partnership anticipates 2015 expansion capital of approximately $300 million and is revising its 2015 outlook for maintenance capital expenditures to between $25 million and $35 million.
During the nine months ended September 30, 2015, total growth capital expenditures and equity investments totaled approximately $278 million and total maintenance capital expenditures were $21 million.

COMMODITY DERIVATIVE ACTIVITY
The objective of the Partnership's commodity risk management program is to protect downside risk in its distributable cash flow. The Partnership utilizes mark-to-market accounting treatment for its commodity derivative instruments. Mark-to-market accounting rules require companies to record currently in earnings the difference between their contracted future derivative settlement prices and the forward prices of the underlying commodities at the end of the accounting period. Revaluing the Partnership's commodity derivative instruments based on futures pricing at the end of the period creates assets or liabilities and associated non-cash gains or losses. Realized gains or losses from cash settlement of the derivative contracts occur monthly as the Partnership's physical commodity sales are realized or when the Partnership rebalances its portfolio. Non-cash gains or losses associated with the mark-to-market accounting treatment of the Partnership's commodity derivative instruments do not affect its distributable cash flow.
For the three and nine months ended September 30, 2015, commodity derivative activity and total revenues included non-cash losses of $8 million and $105 million, and non-cash gains of $17 million and losses of $26 million for the three and nine months ended September 30, 2014. Net hedge cash settlements for the three and nine months ended September 30, 2015, were receipts of $52 million and $162 million. Net hedge cash settlements for the three and nine months ended September 30, 2014, were receipts of $24 million and $30 million.
EARNINGS CALL
DCP Midstream Partners will hold a conference call to discuss third quarter results on Thursday, November 5, 2015, at 10:00 a.m. ET. The dial-in number for the call is 1-855-539-0897 in the United States or 1-412-455-6035 outside the United States. The conference confirmation number for login is 50241548. A live audio webcast of the call can be accessed through the Investor section of DCP Midstream Partners' website at www.dcppartners.com. An audio webcast replay and presentation slides and transcript in PDF format will also be available by accessing the Investor/Event Calendar section of the Partnership's website.

NON-GAAP FINANCIAL INFORMATION
This press release and the accompanying financial schedules include the following non-GAAP financial measures: distributable cash flow, adjusted EBITDA, adjusted segment EBITDA, adjusted net income attributable to partners, adjusted net income allocable to limited partners, and adjusted net income per limited partner unit. The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures. The Partnership's non-GAAP financial measures should not be considered in isolation or as an alternative to its financial measures presented in accordance with GAAP, including operating revenues, net income or loss attributable to partners, net cash provided by or used in operating activities or any other measure of liquidity or financial performance presented in accordance with GAAP as a measure of operating performance, liquidity or ability to service debt obligations and make cash distributions to unitholders. The non-GAAP financial measures presented by us may not be comparable to similarly titled measures of other companies because they may not calculate their measures in the same manner.
We define distributable cash flow as net cash provided by or used in operating activities, less maintenance capital expenditures, net of reimbursable projects, plus or minus adjustments for non-cash mark-to-market of derivative instruments, proceeds from divestiture of assets, net income attributable to noncontrolling interests net of depreciation and income tax, net changes in operating assets and liabilities, and other adjustments to reconcile net cash provided by or used in operating activities. Historical distributable cash flow is calculated excluding the impact of retrospective adjustments related to any acquisitions presented under the pooling method. Maintenance capital expenditures are cash expenditures made to maintain the Partnership's cash flows, operating capacity or earnings capacity. These expenditures add on to or improve capital assets owned, including certain system integrity, compliance and safety improvements. Maintenance capital expenditures also include certain well connects, and may include the acquisition or construction of new capital assets. Non-cash mark-to-market of derivative instruments is considered to be non-cash for the purpose of computing distributable cash flow because settlement will not occur until future periods, and will be impacted by future changes in commodity prices and interest rates. Distributable cash flow is used as a supplemental liquidity and performance measure by the Partnership's management and by external users of its financial statements, such as investors, commercial banks, research analysts and others, to assess the Partnership's ability to make cash distributions to its unitholders and its general partner.
We define adjusted EBITDA as net income or loss attributable to partners less interest income, noncontrolling interest in depreciation and income tax expense, non-cash commodity derivative gains, plus interest expense, income tax expense, depreciation and amortization expense, non-cash commodity derivative losses, and certain other non-cash charges. The commodity derivative non-cash losses and gains result from the marking to market of certain financial derivatives used by us for risk management purposes that we do not account for under the hedge method of accounting. These non-cash losses or gains may or may not be realized in future periods when the derivative contracts are settled, due to fluctuating commodity prices. We define adjusted segment EBITDA for each segment as segment net income or loss attributable to partners plus or minus adjustments for non-cash mark-to-market of commodity derivative instruments for that segment, plus depreciation and amortization expense, and certain other non-cash charges for that segment, adjusted for any noncontrolling interest portion of depreciation, amortization and income tax expense for that segment. The Partnership's adjusted EBITDA equals the sum of the adjusted segment EBITDA reported for each of its segments, plus general and administrative expense.

Adjusted EBITDA is used as a supplemental liquidity and performance measure and adjusted segment EBITDA is used as a supplemental performance measure by the Partnership's management and by external users of its financial statements, such as investors, commercial banks, research analysts and others to assess:

•	financial performance of the Partnership's assets without regard to financing methods, capital structure or historical cost basis;

•	the Partnership's operating performance and return on capital as compared to those of other companies in the midstream energy industry, without regard to financing methods or capital structure;

•	viability and performance of acquisitions and capital expenditure projects and the overall rates of return on investment opportunities;

•	performance of the Partnership's business excluding non-cash commodity derivative gains or losses; and

•
in the case of Adjusted EBITDA, the ability of the Partnership's assets to generate cash sufficient to pay interest costs, support its indebtedness, make cash distributions to its unitholders and general partner, and finance maintenance capital expenditures.

We define adjusted net income attributable to partners as net income attributable to partners, plus non-cash derivative losses and certain other non-cash charges, less non-cash derivative gains. Adjusted net income per limited partner unit is then calculated from adjusted net income attributable to partners. Non-cash derivative losses and gains result from the marking to market of certain financial derivatives used by the Partnership for risk management purposes that are not accounted for under the hedge method of accounting. Adjusted net income attributable to partners and adjusted net income per limited partner unit are provided to illustrate trends in income excluding these non-cash derivative losses or gains, which may or may not be realized in future periods when derivative contracts are settled, due to fluctuating commodity prices.
ABOUT DCP MIDSTREAM PARTNERS
DCP Midstream Partners, LP (NYSE: DPM) is a midstream master limited partnership engaged in the business of gathering, compressing, treating, processing, transporting, storing and selling natural gas; producing, fractionating, transporting, storing and selling NGLs and recovering and selling condensate; and transporting, storing and selling propane in wholesale markets. DCP Midstream Partners, LP is managed by its general partner, DCP Midstream GP, LP, which in turn is managed by its general partner, DCP Midstream GP, LLC, which is 100 percent owned by DCP Midstream, LLC, a joint venture between Phillips 66 and Spectra Energy Corp. For more information, visit the DCP Midstream Partners, LP website at www.dcppartners.com.
CAUTIONARY STATEMENTS
This press release may contain or incorporate by reference forward-looking statements as defined under the federal securities laws regarding DCP Midstream Partners, LP, including projections, estimates, forecasts, plans and objectives. Although management believes that expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to be correct. In addition, these statements are subject to certain risks, uncertainties and other assumptions that are difficult to predict and may be beyond the Partnership's control. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Partnership's actual results may vary materially from what management anticipated, estimated, projected or expected.
The key risk factors that may have a direct bearing on the Partnership's results of operations and financial condition are described in detail in the “Risk Factors” section of the Partnership's 2014 Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2015 and quarterly reports subsequently filed with the Securities and Exchange Commission. Investors are encouraged to closely consider the disclosures and risk factors contained in the Partnership's annual and quarterly reports filed from time to time with the Securities and Exchange Commission. The forward looking statements contained herein speak as of the date of this announcement. The Partnership undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Information contained in this press release is unaudited, and is subject to change.

DCP MIDSTREAM PARTNERS, LP
FINANCIAL RESULTS AND
SUMMARY BALANCE SHEET DATA
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(Millions, except per unit amounts)
Sales of natural gas, propane, NGLs and condensate	$324	$741	$1,146	$2,508
Transportation, processing and other	97	86	260	249
Gains from commodity derivative activity, net	44	41	57	4
Total operating revenues	465	868	1,463	2,761
Purchases of natural gas, propane and NGLs	(281)	(660)	(989)	(2,221)
Operating and maintenance expense	(58)	(53)	(156)	(154)
Depreciation and amortization expense	(30)	(27)	(88)	(81)
General and administrative expense	(21)	(17)	(64)	(48)
Goodwill impairment	(33)	—	(82)	—
Other income (expense)	1	—	—	(1)
Total operating costs and expenses	(422)	(757)	(1,379)	(2,505)
Operating income	43	111	84	256
Interest expense	(25)	(22)	(69)	(64)
Earnings from unconsolidated affiliates	54	29	121	48
Income tax (expense) benefit	—	(2)	3	(6)
Net income attributable to noncontrolling interests	(1)	—	(1)	(10)
Net income attributable to partners	71	116	138	224
Net income attributable to predecessor operations	—	—	—	(6)
General partner's interest in net income	(31)	(30)	(93)	(83)
Net income allocable to limited partners	$40	$86	$45	$135

Net income per limited partner unit — basic and diluted	$0.35	$0.77	$0.39	$1.29

Weighted-average limited partner units outstanding — basic and diluted	114.7	111.0	114.6	104.3

	September 30,	December 31,
	2015	2014
	(Millions)

Cash and cash equivalents	$1	$25
Other current assets	367	565
Property, plant and equipment, net	3,483	3,347
Other long-term assets	1,718	1,802
Total assets	$5,569	$5,739

Current liabilities	$510	$601
Long-term debt	2,179	2,061
Other long-term liabilities	48	51
Partners' equity	2,802	2,993
Noncontrolling interests	30	33
Total liabilities and equity	$5,569	$5,739

DCP MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(Millions, except per unit amounts)
Reconciliation of Non-GAAP Financial Measures:
Net income attributable to partners	$71	$116	$138	$224
Interest expense	25	22	69	64
Depreciation, amortization and income tax expense, net of noncontrolling interests	30	28	85	83
Goodwill impairment	33	—	82	—
Non-cash commodity derivative mark-to-market	8	(17)	105	26
Adjusted EBITDA	167	149	479	397
Interest expense	(25)	(22)	(69)	(64)
Depreciation, amortization and income tax expense, net of noncontrolling interests	(30)	(28)	(85)	(83)
Other	—	1	1	1
Adjusted net income attributable to partners	112	100	326	251
Maintenance capital expenditures, net of noncontrolling interest portion and reimbursable projects	(5)	(7)	(20)	(24)
Distributions from unconsolidated affiliates, net of earnings	3	16	23	37
Depreciation and amortization, net of noncontrolling interests	30	26	88	77
Impact of minimum volume receipt for throughput commitment	4	3	9	7
Discontinued construction projects	—	—	1	1
Adjustment to remove impact of pooling	—	—	—	(6)
Other	2	6	—	16
Distributable cash flow	$146	$144	$427	$359

Adjusted net income attributable to partners	$112	$100	$326	$251
Adjusted net income attributable to predecessor operations	—	—	—	(6)
Adjusted general partner's interest in net income	(31)	(30)	(93)	(83)
Adjusted net income allocable to limited partners	$81	$70	$233	$162

Adjusted net income per limited partner unit - basic and diluted	$0.71	$0.63	$2.03	$1.55

Net cash provided by operating activities	$143	$135	$493	$435
Interest expense	25	22	69	64
Distributions from unconsolidated affiliates, net of earnings	(3)	(16)	(23)	(37)
Net changes in operating assets and liabilities	(3)	26	(157)	(74)
Net income attributable to noncontrolling interests, net of depreciation and income tax	(1)	(1)	(2)	(13)
Discontinued construction projects	—	—	(1)	(1)
Non-cash commodity derivative mark-to-market	8	(17)	105	26
Other, net	(2)	—	(5)	(3)
Adjusted EBITDA	$167	$149	$479	$397
Interest expense	(25)	(22)	(69)	(64)
Maintenance capital expenditures, net of noncontrolling interest portion and reimbursable projects	(5)	(7)	(20)	(24)
Distributions from unconsolidated affiliates, net of earnings	3	16	23	37
Adjustment to remove impact of pooling	—	—	—	(6)
Discontinued construction projects	—	—	1	1
Other	6	8	13	18
Distributable cash flow	$146	$144	$427	$359

DCP MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
SEGMENT FINANCIAL RESULTS AND OPERATING DATA
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
	(Millions, except as indicated)
Natural Gas Services Segment:
Financial results:
Segment net income attributable to partners	$66	$121	$110	$251
Non-cash commodity derivative mark-to-market	8	(17)	108	25
Depreciation and amortization expense	27	24	80	74
Goodwill impairment	33	—	82	—
Noncontrolling interest portion of depreciation and income tax	—	(1)	(1)	(3)
Adjusted segment EBITDA	$134	$127	$379	$347

Operating and financial data:
Natural gas throughput (MMcf/d)	2,842	2,769	2,717	2,573
NGL gross production (Bbls/d)	171,152	170,523	159,666	155,304
Operating and maintenance expense	$51	$45	$134	$132

NGL Logistics Segment:
Financial results:
Segment net income attributable to partners	$46	$36	$124	$82
Depreciation and amortization expense	2	2	6	5
Adjusted segment EBITDA	$48	$38	$130	$87

Operating and financial data:
NGL pipelines throughput (Bbls/d)	272,624	227,892	260,208	165,138
NGL fractionator throughput (Bbls/d)	58,467	71,877	55,501	59,464
Operating and maintenance expense	$5	$5	$15	$13

Wholesale Propane Logistics Segment:
Financial results:
Segment net income attributable to partners	$5	$—	$34	$9
Non-cash commodity derivative mark-to-market	—	—	(3)	1
Depreciation and amortization expense	1	1	2	2
Adjusted segment EBITDA	$6	$1	$33	$12

Operating and financial data:
Propane sales volume (Bbls/d)	7,957	9,543	16,330	17,971
Operating and maintenance expense	$2	$3	$7	$9

DCP MIDSTREAM PARTNERS, LP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2015		2014		2015		2014
	(Millions, except as indicated)
Reconciliation of Non-GAAP Financial Measures:
Distributable cash flow	$146		$144		$427		$359
Distributions declared	$120		$117		$362		$334
Distribution coverage ratio - declared	1.22	x	1.23	x	1.18	x	1.07	x

Distributable cash flow	$146		$144		$427		$359
Distributions paid	$121		$111		$362		$303
Distribution coverage ratio - paid	1.21	x	1.30	x	1.18	x	1.18	x

	Q414	Q115	Q215	Q315	Twelve months ended September 30, 2015
	(Millions, except as indicated)
Reconciliation of Non-GAAP Financial Measures:
Net income (loss) attributable to partners	$199	$69	$(2)	$71	$337
Maintenance capital expenditures, net of noncontrolling interest portion and reimbursable projects	(14)	(7)	(8)	(5)	(34)
Depreciation and amortization expense, net of noncontrolling interests	30	28	30	30	118
Non-cash commodity derivative mark-to-market	(112)	42	55	8	(7)
Distributions from unconsolidated affiliates, net of earnings	8	3	17	3	31
Goodwill impairment	—	—	49	33	82
Impact of minimum volume receipt for throughput commitment	(7)	3	2	4	2
Discontinued construction projects	2	—	1	—	3
Other	6	2	(3)	2	7
Distributable cash flow	$112	$140	$141	$146	$539
Distributions declared	$120	$121	$121	$120	$482
Distribution coverage ratio - declared	0.93x	1.16x	1.17x	1.22x	1.12x

Distributable cash flow	$112	$140	$141	$146	$539
Distributions paid	$117	$120	$121	$121	$479
Distribution coverage ratio - paid	0.96x	1.17x	1.17x	1.21x	1.13x